Tel 713.758.2222 Fax 713.758.2346
[FORM OF OPINION]
                                        , 2006
Complete Production Services, Inc.
14450 JFK Blvd.
Houston, Texas 77032
Ladies and Gentlemen:
     We have acted as counsel for Complete Production Services, Inc., a Delaware corporation (the “Company”), in connection with the proposed offer and sale (the “Offering”) by the Company and the selling stockholders (the “Selling Stockholders”), pursuant to a prospectus forming a part of a Registration Statement on Form S-1, Registration No. 333-128750, originally filed with the Securities and Exchange Commission on September 30, 2005 (such Registration Statement, as amended at the effective date thereof, being referred to herein as the “Registration Statement”), of common stock, par value $.01 per share, of the Company (the “Common Shares”).
     In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, (ii) the Common Shares will be issued and sold in the manner described in the Registration Statement and the prospectus relating thereto and (iii) a definitive underwriting agreement in the form filed as an exhibit to the Registration Statement with respect to the sale of the Common Shares will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.
     In connection with the opinion expressed herein, we have examined, among other things, (i) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, (ii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Offering, and (iii) the Registration Statement. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.
     Based upon the foregoing, we are of the opinion that:

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Complete Production Services, Inc. , 2006 Page 2
(a)	with respect to the Common Shares to be issued or sold by the Company, when the Common Shares have been delivered in accordance with a definitive underwriting agreement approved by the Board of Directors of the Company and upon payment of the consideration therefor provided for therein (not less than the par value of the Common Shares), the Common Shares will be duly authorized, validly issued, fully paid and nonassessable; and

(b)	the Common Shares proposed to be sold by the Selling Stockholders will be duly authorized, validly issued, fully paid and nonassessable.
     This opinion is limited in all respects to the Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware and of the United States.
     We hereby consent to the statements with respect to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.
Very truly yours,